Exhibit 99.1

Prospect CEO Writes Letter to Shareholders
May 11, 2020
Fellow Owners:

"I’ve missed more than 9,000 shots in my career. I’ve lost almost 300 games. 26 times, I’ve been trusted to take the game winning shot and missed. I’ve failed over and over and over again in my life. And that is why I succeed."
- Michael Jordan
Since 1988, when Prospect Capital Management launched our first public fund, we have weathered stock market crashes, credit market dislocations, liquidity crunches, SARS, MERS, H1N1, and now the Wuhan virus. Learning something from each challenge has made us better stewards of your savings.

Starting two years ago, we began reducing debt at Prospect Capital Corporation (“Prospect”). We were the only large traded BDC not to quickly elect a lower minimum asset coverage, which would have enabled us to add leverage and grow assets, but only by taking on more risk.

When the virus hit, we carried less leverage than almost any other large seasoned BDC. Because of our decision to de-risk, the virus caused our NAV per share to decline 7.9% versus a 13.7% median traded BDC NAV per share decline.

Prospect continues to hold investment grade ratings from Standard & Poor’s, Moody’s, Kroll, and Egan Jones. Only one other BDC has four investment grade ratings.

De-risking Prospect protected our NII and distribution. For the 3/31/20 quarter, we earned $68.5 million of NII and paid $66.2 million in distributions. Today, we are declaring distributions for the next four months at the same rate as the past 32 months.

While I believe asset values and our NAV should reflate from the 3/23/20 low in the S&P 500, which as of May 8, 2020 is up 31% (and the VIX down 51%), we are staying true to the strategy that has served us well since 1988, managing portfolio risk to protect capital entrusted to us and generate shareholder earnings.

As in 2009 when we purchased Patriot Capital, market dislocations are presenting investment opportunities. To provide more financial flexibility, we elected 150% minimum regulatory asset coverage and, as in the past, are seeking approval from shareholders for a one-year option to issue shares below NAV, which enabled us to acquire Patriot.

As Prospect’s largest shareholder, I want to increase our NAV, NII, and share price. I believe we now have tools in place to achieve that goal. Should investors see a steadily increasing NAV and NII, we may see our stock price respond.

Warm regards,
John F. Barry III
Chairman and Chief Executive Officer